U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 30, 2018
ADVANCED EMISSIONS SOLUTIONS, INC.
(Name of registrant as specified in its charter)

Delaware	001-37822	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

640 Plaza Drive, Suite 270, Highlands Ranch, CO	80129
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 598-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.05	Costs Associated with Exit or Disposal Activities

On May 3, 2018, as part of the regular evaluation and alignment by Advanced Emissions Solutions, Inc. (the "Company") of its personnel resources with the needs of its business, the Company initiated leadership changes and a workforce reduction plan affecting approximately 43% of the Company’s employees (collectively the "May Reduction"). As part of the May Reduction, the Company eliminated the positions of two named executive officers of the Company as described in Item 5.02 below.

The employees that are subject to the May Reduction were notified on May 3, 2018 and are being provided with cash severance arrangements, continuation of benefits and accelerated vesting of previously issued equity awards.

The Company expects that individuals affected by the May Reduction to remain employed to assist the Company through various transition periods, all of which will end throughout 2018, but no later than September 30, 2018.

In connection with these actions, the Company currently expects to record aggregate charges with respect to severance payments, benefits continuation and vesting of certain equity awards that are estimated to be approximately $1.9 million - $2.1 million and are expected to be recorded during the second and third quarters of 2018. Cash expenditures related to the May Reduction are expected to be approximately $1.1 million - $1.3 million. As a result of the May Reduction, the Company estimates it will generate annualized expense savings of approximately $3.0 million - $3.3 million, primarily from savings in employee salaries and benefits.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

As part of the planned May Reduction, on April 30, 2018, the Board of Directors of the Company, eliminated the positions of Senior Vice President, Operations and Chief Product Officer, as of the date the individuals currently serving in those positions cease to serve the Company. Mr. Ron Hanson, the current Senior Vice President, Operations, and Ms. Sharon Sjostrom, the current Chief Product Officer, will continue to serve the Company through September 7, 2018 and June 15, 2018, respectively.

Mr. Hanson and Ms. Sjostrom are entitled to the severance compensation as set forth in their respective employment agreements with the Company. In the case of Mr. Hanson, the cash severance compensation is the amount of approximately $200 thousand (7.5 months of his annual base salary plus a pro-rated portion of short term incentive cash bonuses that would have been earned if he had been employed for the full year). In the case of Ms. Sjostrom, the cash severance compensation is the amount of approximately $350 thousand (12 months of her annual base salary plus a pro-rated portion of short term incentive cash bonuses that would have been earned if she had been employed for the full year). Both Mr. Hanson and Ms. Sjostrom are also entitled to have all of their unvested equity awards become vested as of the respective dates of the termination of their service with the Company. Additionally, the Company will pay health benefits for both Mr. Hanson and Ms. Sjostrom for a full year effective on the respective dates of termination.

A copy of the Company’s press release is attached as Exhibit 99.1 to this report and the “Caution on Forward-Looking Statements” contained in such press release is specifically incorporated by reference into this Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated May 3, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 3, 2018

Advanced Emissions Solutions, Inc.
Registrant

/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer

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